NEWS RELEASE

The Hartford Announces CEO Succession

•Company President A. Morris “Mo” Tooker named CEO, effective March 1, 2027
•Christopher Swift to become executive chair, following transformational tenure as CEO

HARTFORD, Conn., Sept. 30, 2026 – The Hartford’s Board of Directors has named company President A. Morris “Mo” Tooker to succeed Christopher Swift as its next CEO. Swift will transition to the role of executive chair of the board. Both appointments are effective March 1, 2027. In addition, Tooker will join the board, effective Oct. 1, 2026.

“This thoughtful succession plan ensures a seamless transition, preserving strategic continuity, business momentum and operational strength,” said Trevor Fetter, lead independent director of The Hartford’s Board of Directors. “Respected throughout the insurance industry, Mo combines strategic vision with disciplined execution. He has consistently delivered profitable growth, advanced customer-centered innovation, upheld underwriting rigor and built strong, aligned teams. He is ideally suited to lead as CEO and guide The Hartford’s next chapter.”

Tooker joined The Hartford in 2015 as chief underwriting officer and has served in successive leadership roles of increasing responsibility throughout the past 11 years. In his current role as president, he has led business performance, strategy and enterprise-wide execution. During his tenure at The Hartford, he has advanced underwriting capabilities, expanded risk appetite and grown risk-mitigation services across the enterprise to help customers prevent loss and build resilience. In addition, he fostered greater collaboration across business units by implementing a holistic go-to-market approach, drawing on the company’s collective strengths, insights and expertise to deliver more value for customers and distribution partners.

“I am excited and inspired to lead The Hartford during this time of extraordinary opportunity,” Tooker said. “As a result of Chris’ tremendous vision and leadership, we are exceptionally well-positioned for the future with financial strength, a disciplined strategy and an unwavering commitment to excellence. With our competitive advantages, talented teams and focus on innovation, we are poised to excel and create lasting value for all our stakeholders.”

Swift will transition to executive chair after nearly 13 years as CEO, including more than 12 years as chairman. During his tenure as CEO and CFO, he led the company’s transformation into a more focused and disciplined insurer, strengthening its financial profile, more than tripling net income ROE and driving a more than eightfold increase in share price. Under his leadership, The Hartford broadened its capabilities by investing in transformative technology, and expanding product offerings and geographic footprint.

“On behalf of the board, I would like to express our deep gratitude for Chris’ leadership. He has made a profound impact on The Hartford, the insurance industry and communities across the country,” Fetter said. “His enduring legacy includes market-leading financial results, a high-performance culture and a leadership style grounded in empathy and putting people first.”

As executive chair, Swift will lead the Board of Directors, help guide and oversee corporate strategy and serve as an advisor to the CEO. His role will support a seamless transition and facilitate continuity. Swift also will continue various community engagements, including leading the City of Hartford’s Vision Committee. He intends to step down from his role as executive chair in the second half of 2027.

“It has been an honor to serve as CEO of this iconic company,” Swift said. “I am incredibly proud of what we have accomplished together, elevating The Hartford to new levels of success and sustaining strong performance. Mo is an outstanding leader, remarkable person and a trusted industry authority. The strength of our succession planning and depth of talent across the organization gives me the utmost confidence in The Hartford’s bright future.”

About The Hartford

The Hartford is a leader in property and casualty insurance and employee benefits. By anticipating challenges and reducing risks our customers face, the company helps people and businesses thrive with confidence. Built on a foundation of trust, The Hartford is committed to strong performance, exceptional customer experiences and bold innovation, hallmarks of its sustained success since 1810.

The Hartford Insurance Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. More information on the company and its financial performance is available on its website. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2025 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contact:	Investor Contact:
Matthew Sturdevant	Kate Jorens
860-547-8664	860-547-4066
matthew.sturdevant@thehartford.com	kate.jorens@thehartford.com

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